Exhibit 23.2

                          INDEPENDENT AUDITORS' CONSENT

          We consent to the incorporation by reference in this registration statement on Form S-3 of Devon Energy Corporation of our report dated January 20, 1999 to the shareholders of Northstar Energy Corporation, relating to the consolidated balance sheets of Northstar Energy Corporation and subsidiaries as at December 31, 1998 and 1997 and the related consolidated statements of operations and comprehensive income (loss), stockholders' equity, and cash flows for each of the years then ended, which report appears in the December 31, 1998 annual report on Form 10-K of Devon Energy Corporation.

          We also consent to the reference to our firm under the heading "Experts" in thie prospectus.


                                        /s/ DELOITTE & TOUCHE LLP
                                        Chartered Accountants

Calgary, Alberta
Canada
August 16, 1999